Exhibit 99.1

Jerash Holdings Reports Fiscal 2026 Second Quarter Financial Results

FAIRFIELD, N.J., November 12, 2025 – Jerash Holdings (US), Inc. (NASDAQ: JRSH) (the “Company” or “Jerash”), which manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands, today announced financial results for its fiscal 2026 second quarter ended September 30, 2025.

Fiscal 2026 Second Quarter Highlights

●	Revenue increased 4.3 percent to $42.0 million, from $40.2 million in the prior year quarter.

●	Gross margin was 15.0 percent, compared with 17.5 percent in the prior year quarter.

●	Operating income was $1.09 million, compared with $1.13 million in the prior year quarter.

●	Net income was $479,000, compared with $665,000 in the prior year quarter.

Outlook

●	Revenue for the fiscal 2026 third quarter is expected to increase by 19 to 21 percent over the same quarter last year.

●	Gross margin goal for the fiscal 2026 third quarter is approximately 13 to 15 percent.

“Amid ongoing trade uncertainties, we continue to experience growing demand from our customers, as Jordan is increasingly becoming a preferred destination for global brands seeking to diversify their manufacturing partnerships beyond Asia,” said Sam Choi, Jerash’s chairman and chief executive officer.

“In late June, we completed an expansion of our existing manufacturing facilities, adding approximately 15 percent to our much-needed production capacity. With increasing capacity requests from our global customers and strategic partners, we have initiated a long-term expansion plan to support anticipated growth. This includes exploring potential acquisitions and facility development on our own land to ensure that Jerash remains well-positioned to sustain our competitive edge and meet evolving market demands.

“Gross margin for the quarter was lower than that for the same period last year, which benefited from catch-up production of higher-margin outerwear originally scheduled for the first quarter of fiscal 2025. Additionally, as we successfully continue to diversify our customer base and product mix, we expect a slightly lower average gross margin in the near term. As order volumes for our expanded product offerings continue to scale, our goal is to improve gross profit margins through increased production automation and the benefits of economies of scale.

“During this important period of progress for the Company, we remain attentive to potential impacts of geopolitical uncertainties in the region and evolving tariff developments as we continue advancing our growth strategy,” Choi added.

Fiscal 2026 Second Quarter Results

Revenue for the fiscal 2026 second quarter grew 4.3 percent to $42.0 million, from $40.2 million in the same quarter last year. The increase was primarily driven an increase in shipments to the U.S., resulting from a more diverse customer base in fiscal 2026.

Gross profit was $6.3 million for the fiscal 2026 second quarter, compared with $7.1 million in the same quarter last year. Gross profit margin for the quarter declined to 15.0 percent, from 17.5 percent in the same period last year, which benefited from catch-up production of some outerwear that carried higher margins originally scheduled for the first quarter of fiscal 2025. The decrease was primarily driven by the diversification of customer base and product mix, which resulted in a lower average gross margin.

Operating expenses totaled $5.2 million in the fiscal 2026 second quarter, compared with $5.9 million in the same quarter last year. The decrease was primarily due to better control of export costs and lower stock-based compensation expenses.

Operating income was $1.09 million in the fiscal 2026 second quarter, slightly lower than $1.13 million in the same quarter last year.

Total other expenses were $456,000 in the fiscal 2026 second quarter, compared with $364,000 in the same quarter last year. The increase was primarily due to the increase in financing needs to support business growth.

Income tax expenses were $154,000 in the fiscal 2026 second quarter, compared with $106,000 in the prior year quarter.

Net income was $479,000, or $0.04 per diluted share, in the fiscal 2026 second quarter, compared with $665,000, or $0.05 per diluted share, in the same quarter last year.

Comprehensive income attributable to the Company’s common stockholders totaled $444,000 in the fiscal 2026 second quarter, compared with $663,000 in the same quarter last year.

Six-Month Fiscal Year 2026 Results

Revenue for the first six months of fiscal year 2026 rose to $81.6 million, from $81.2 million in the same period last year. The increase was mainly due to the increase in overall demands for most of Jerash’s major customers following the Company’s efforts to diversify customer base.

Gross profit increased 5.8 percent to $12.4 million for the first half of fiscal year 2026, compared with $11.7 million for the same period last year. Gross margin for the first six months of fiscal year 2026 increased to 15.2 percent, compared with 14.4 percent in the same period last year.

Operating expenses for the first six months of fiscal year 2026 were $10.3 million, compared with $11.4 million for the same period last year. Operating income increased to $2.0 million for the first six months of fiscal year 2026, compared with $306,000 for the same period last year. The improvement was mainly attributable to reduced export logistics costs, lower stock-based compensation expenses, and reduced spending on repairs and maintenance.

Total other expenses for the first six months of fiscal 2026 decreased to $763,000, compared with $790,000 for the same period last year, primarily due to lower interest expense.

Income tax expenses were $483,000 for the first six months of fiscal year 2026, compared with $218,000 for the same period in prior year.

Net income for the first six months of fiscal year 2026 was $803,000, or $0.06 per diluted share, compared with a net loss of $702,000, or $0.06 per share, in the same period last year. The increase was primarily driven by greater overall demand, improved control over import and export costs, and business growth that enabled lower average costs through economies of scale.

Comprehensive income attributable to Jerash’s common stockholders was $773,000 in the first six months of fiscal year 2026, compared with comprehensive loss of $673,000 for the same period last year.

Balance Sheet, Cash Flow, and Dividends

Cash and restricted cash totaled $13.7 million, and net working capital was $35.2 million as of September 30, 2025.

On November 7, 2025, Jerash’s board of directors approved a regular quarterly dividend of $0.05 per share on its common stock, payable on November 26, 2025 to stockholders of record as of November 19, 2025.

Conference Call

Jerash Holdings will host an investor conference call to discuss its fiscal 2026 second quarter results today, November 12, 2025, at 9:00 a.m. Eastern Time.

Phone: 888-506-0062 (domestic); 973-528-0011 (international)

Conference ID: 589743

A live and archived webcast will be available online in the investor relations section of Jerash’s website at www.jerashholdings.com. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands and retailers, including VF Corporation (which owns brands such as The North Face, Timberland, and Vans), New Balance, G-III (which licenses brands such as DKNY and Nautica), Acushnet Holdings Corp (which owns the brand FootJoy), American Eagle, and Skechers. Jerash’s existing production facilities comprise six factory units and four warehouses, and Jerash currently employs approximately 6,000 people. Additional information is available at www.jerashholdings.com.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect”, “seek”, “potential,” “outlook” and similar expressions are intended to identify forward-looking statements. Such statements, including, but not limited to, Jerash’s current views with respect to future events and its financial forecasts, and expansion of the customer base among high-profile global brands, are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the U.S. Securities and Exchange Commission. These and other risks and uncertainties are detailed in the Company’s filings with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact:

PondelWilkinson Inc.

Judy Lin or Roger Pondel

310-279-5980; jlin@pondel.com

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(tables below)

JERASH HOLDINGS (US), INC., AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (Unaudited)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2025	2024	2025	2024

Revenue, net	$41,968,534	$40,240,127	$81,597,842	$81,175,843
Cost of goods sold	35,678,854	33,182,244	69,219,282	69,478,089
Gross Profit	6,289,680	7,057,883	12,378,560	11,697,754

Selling, general, and administrative expenses	4,971,466	5,449,386	9,878,681	10,449,130
Stock-based compensation expenses	228,826	474,088	451,495	943,023
Total Operating Expenses	5,200,292	5,923,474	10,330,176	11,392,153

Income from Operations	1,089,388	1,134,409	2,048,384	305,601

Other Income (Expenses):
Interest expenses	(493,482)	(503,149)	(849,330)	(983,352)
Other income, net	37,153	139,166	86,467	193,201
Total other expenses, net	(456,329)	(363,983)	(762,863)	(790,151)

Net income (loss) before provision for income taxes	633,059	770,426	1,285,521	(484,550)

Income tax expenses	153,756	105,877	482,588	217,598

Net income (loss)	479,303	664,549	802,933	(702,148)

Net (gain) loss attributable to noncontrolling interest	(17,698)	(9,261)	(22,652)	12,220
Net income (loss) attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$461,605	$655,288	$780,281	$(689,928)

Net income (loss)	$479,303	$664,549	$802,933	$(702,148)
Other Comprehensive Income (Loss):
Foreign currency translation (loss) gain	(17,215)	7,583	(7,651)	16,496
Total Comprehensive Income (Loss)	462,088	672,132	795,282	(685,652)
Comprehensive (income) loss attributable to noncontrolling interest	(17,698)	(9,261)	(22,652)	12,220
Comprehensive Income (Loss) Attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$444,390	$662,871	$772,630	$(673,432)

Earnings (Loss) Per Share Attributable to Common Stockholders:
Basic and diluted	$0.04	$0.05	$0.06	$(0.06)

Weighted Average Number of Shares
Basic	12,699,940	12,294,840	12,699,940	12,294,840
Diluted	13,174,524	12,460,241	13,125,459	12,294,840

Dividend per share	$0.05	$0.05	$0.10	$0.10

JERASH HOLDINGS (US), INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2025	March 31, 2025
	(Unaudited)
ASSETS
Current Assets:
Cash	$12,002,314	$13,346,791
Accounts receivable, net	5,798,578	3,076,074
Inventories	26,256,890	27,704,829
Prepaid expenses and other current assets	3,500,397	3,648,321
Advance to suppliers, net	7,995,085	6,644,194
Total Current Assets	55,553,264	54,420,209

Restricted cash - non-current	1,700,539	1,717,248
Long-term deposits	379,283	464,934
Property, plant, and equipment, net	24,667,532	25,023,681
Goodwill	499,282	499,282
Operating lease right of use assets	535,512	850,172
Total Assets	$83,335,412	$82,975,526

LIABILITIES AND EQUITY

Current Liabilities:
Credit facilities	$5,176,438	$4,512,462
Accounts payable	7,755,534	6,507,308
Accrued expenses	4,075,252	4,342,436
Income tax payable - current	865,161	1,305,386
Uncertain tax provision	-	175,290
Other payables	1,502,010	2,149,185
Deferred revenue	691,264	487,004
Operating lease liabilities - current	314,685	339,699
Total Current Liabilities	20,380,344	19,818,770

Deferred tax liabilities, net	120	120
Operating lease liabilities - non-current	109,056	287,527
Total Liabilities	20,489,520	20,106,417

Equity
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	$-	$-
Common stock, $0.001 par value; 30,000,000 shares authorized; 12,939,418 shares issued, and 12,699,940 shares outstanding as of September 30, 2025 and March 31, 2025, respectively	12,939	12,939
Additional paid-in capital	26,126,330	25,674,835
Treasury stock, 239,478 shares	(1,169,046)	(1,169,046)
Statutory reserve	413,821	413,821
Retained earnings	37,907,188	38,396,901
Accumulated other comprehensive loss	(520,773)	(513,122)
Total Jerash Holdings (US), Inc. Stockholders’ Equity	62,770,459	62,816,328

Noncontrolling interest	75,433	52,781
Total Equity	62,845,892	62,869,109

Total Liabilities and Equity	$83,335,412	$82,975,526

JERASH HOLDINGS (US), INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended September 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$802,933	$(702,148)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	1,506,793	1,209,053
Stock-based compensation expenses	451,495	943,023
Credit loss	-	16,768
Amortization of operating lease right-of-use assets	316,722	300,559

Changes in operating assets:
Accounts receivable	(2,722,504)	(392,484)
Inventories	1,447,940	7,034,774
Prepaid expenses and other current assets	147,924	(470,777)
Advance to suppliers	(1,350,891)	(2,942,296)
Changes in operating liabilities:
Accounts payable	1,248,225	(1,945,505)
Accrued expenses	(267,184)	(520,948)
Other payables	(647,175)	133,937
Deferred revenue	204,260	1,112,963
Operating lease liabilities	(205,547)	(238,237)
Income tax payable	(614,713)	(1,112,062)
Net cash provided by operating activities	318,278	2,426,620

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(844,401)	(348,238)
Payments for construction of properties	-	(270,599)
Payment for long-term deposits	(209,543)	(317,386)
Net cash used in investing activities	(1,053,944)	(936,223)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payment	(1,269,994)	(1,229,484)
Repayment from short-term loan	(10,003,284)	(5,566,040)
Proceeds from short-term loan	10,667,260	9,136,277
Net cash (used in) provided by financing activities	(606,018)	2,340,753

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND RESTRICTED CASH	(19,502)	16,018

NET (DECREASE) INCREASE IN CASH AND RESTRICTED CASH	(1,361,186)	3,847,168

CASH, AND RESTRICTED CASH, BEGINNING OF THE PERIOD	15,064,039	14,036,867

CASH, AND RESTRICTED CASH, END OF THE PERIOD	$13,702,853	$17,884,035

CASH, AND RESTRICTED CASH, END OF THE PERIOD	$13,702,853	$17,884,035
LESS: NON-CURRENT RESTRICTED CASH	1,700,539	1,545,457
CASH, END OF THE PERIOD	$12,002,314	$16,338,578

Supplemental disclosure information:
Cash paid for interest	$849,330	$983,352
Income tax paid	$1,105,128	$1,329,150

Non-cash investing and financing activities
Equipment obtained by utilizing long-term deposit	$295,195	$262,017
Operating lease right of use assets obtained in exchange for operating lease obligations	$-	$67,512